Exhibit 10.1.8

COSTCO WHOLESALE CORPORATION
RESTRICTED STOCK UNIT AWARD AGREEMENT

1.
Grant of Stock Units. You are hereby granted Employee Stock Units covering the number of shares of Costco Wholesale Corp. common stock (the “Shares”) specified in the Grant Detail made available electronically in connection with the grant (the “Detail”). By accepting this grant, the Employee acknowledges and agrees that it is subject to the terms and conditions of this Agreement and of the Costco Wholesale Corporation Sixth Restated 2002 Stock Incentive Plan (the "Plan"), which is incorporated here by reference and a copy of which can be found on the Company's internal website or obtained through the Financial Planning Department.

2.	Vesting Schedule and Delivery of Shares.
(a) The Stock Units are not Shares; they will be converted into shares when the Stock Units are settled after vesting. Any Stock Units that have not vested under the Detail or this Agreement shall be forfeited. Generally, Stock Units will settle and be issued as Shares on the anniversary of the grant date under the schedule set forth in the Detail. You will receive the Shares within 10 business days of the vesting date. Fractional shares will be rounded down to the nearest whole number. A portion of your Shares will be withheld to cover taxes.
(b) Active employees who attain 25 or more years of service shall qualify for accelerated vesting: one-third of the then unvested Stock Units for 25 or more years of service; two-thirds of the newly granted Stock Units for 30 or more years of service or one-half of the then unvested Stock Units for those grants which have already received the accelerated vesting related to the 25 years of service; and all of the newly granted or then unvested Stock Units for 35 or more years of service. Long-service periods required for accelerated vesting require continuous years of service. Following this accelerated vesting, unvested Stock Units shall vest on a pro rata basis over the remaining term of the grant at the dates set forth in the Detail. For example:
If you receive on October 22 a grant of 6,000 Stock Units with a five-year vesting schedule and attain 25 years of service on the following April 15, at the next October 22 you will vest as to 1,200 Stock Units for the normal annual vesting (one-fifth times 6,000) and as to an additional 1,600 Stock Units due to years of service (6,000 minus 1,200 times one-third).
If you receive the same grant of 6,000 Stock Units with a five-year vesting schedule and had attained 25 years of service prior to the October 22 grant date, you would receive 2,000 Stock Units (6,000 times one-third) on the date of grant. If on the following April 15, you attained 30 years of service, then on the following October 22, you would receive 800 Stock Units for the normal annual vesting (6,000 minus 2,000 times one-fifth), and an additional 1,600 Stock Units due to years of service (6,000 minus 2,800 times one-half).
(c) If your employment is terminated other than for cause, you will vest in additional Stock Units as set forth below. For purposes of this subparagraph (c), the quarterly dates are: January 22; April 22; and July 22.
i. Except in the case of years when a new accelerated vesting threshold (25, 30, or 35 years of service) is or would be reached, for each complete quarter that has passed since the anniversary of the grant date you will vest in 25% of the Stock Units that were scheduled to vest during that grant year. For example, if you receive a grant on October 22 of 6,000 Stock Units with a five-year vesting schedule and you terminate on the next April 23 (two quarters later) you will vest as to 600 Stock Units (one-fifth times 6,000 times two-fourths). You will receive shares within 90 days of termination but no later than the vesting date on the grant anniversary.
ii. If you terminate after the grant date and have by the end of the immediately preceding calendar quarterly vesting date attained the required years of service, you will receive the pro rata number of Shares that have vested under the normal annual vesting and the Shares that you have qualified for based on accelerated vesting within 90 days of your termination, but no later than the vesting date on the grant anniversary. If under the example above you had received a grant of 6,000 Stock Units and had already attained 25 years of service prior to the date of grant, attained 30 years of service on the following April

15, and terminated on August 30, you would receive 600 Stock Units as a result of your pro rata number of shares from normal annual vesting (6,000 minus 2,000 times one-fifth times three-fourths), and an additional 1,700 Stock Units due to years of service (6,000 minus 2,600 times one-half).
iii. If you terminate before the end of the first quarterly date (January 22), you will not vest in any otherwise unvested shares. For example, if you receive a grant on October 22 of 6,000 Stock Units with a five-year vesting schedule and you attain 25-years of service on December 1, and you terminate on December 2, you would not receive any Stock Units from that award.
For purposes of this section 2(c), you will be treated as continuing in employment for a number of days following Termination as defined in Section 8(e) equal to the number of days of accrued vacation you have earned as of the date of your Termination, but no more than a maximum of six weeks (30 business days). If an anniversary of the grant date occurs during the accrued vacation period, you will vest and be paid on the anniversary date of the grant pursuant to section 2(a) and (b) above. This section 2(c) is subject in all events to the provision in section 3 requiring payment to be made within the short-term deferral period under Internal Revenue Code section 409A.
(d) Accelerated vesting also will occur at death. That vesting will be 100% if you were an officer at the Assistant Vice President level or above or if you have ten or more years of service. Otherwise, that vesting will be 50% (after giving credit for the quarterly vesting applied for terminations). Shares will be distributed within 90 days of death.
(e) No further vesting (including without limitation any accelerated vesting) shall occur if you are terminated for cause. Vesting shall continue during a leave of absence; provided, however, that the Administrator has the discretion to cancel Stock Units or forfeit vesting in connection with a leave of absence. No continued vesting, or Administrator action taken in connection with vesting, during a leave shall have the effect of creating a deferral of compensation for purposes of section 409A.
(f) If you voluntarily or involuntarily experience a change to employment status or to a position in the Company that is not eligible for a Stock Unit Grant or is eligible for a lesser number of Stock Units, except as otherwise determined by the Administrator, vesting shall cease at the time of such change or occur at the lesser number associated with the new position; in connection with the change in status or position, at the anniversary of the grant you will vest at your prior position award level based on the number of full quarters of service since the prior grant date anniversary achieved at that position prior to the change in status.

3.
Section 409A. This Stock Unit Agreement is intended to be exempt from section 409A as a short-term deferral, and the payment dates provided for in section 2 shall in all events occur within the short-term deferral period provided for in section 409A. Should a deferral of compensation nonetheless occur, the Agreement will be interpreted in a manner that complies with section 409A, including the six-month delay applicable to specified employees.

4.
No Shareholder Rights. Stock Units represent hypothetical shares of Stock. Until the Stock Units vest and Shares are issued, you shall not be entitled to any of the rights or benefits generally accorded to shareholders. Unless otherwise determined by the Administrator, delivery of Shares must be effected by book-entry credit to a custody account (the "Custody Account") maintained by you with a Custodian designated by the Company. You shall be the beneficial owner of any Shares properly credited to the Custody Account. You shall have no right to any dividend or distribution or vote or other shareholder rights with respect to such Shares if the record date is prior to the date the Custody Account is properly credited with the Shares.

5.	Taxes.
(a) For tax and withholding purposes, the value of any Shares issued shall be determined based on the closing stock price on the date of vesting, regardless of when the Shares are actually credited to a Custody Account. You shall be liable for any and all taxes, including (without limitation) withholding taxes, interest or penalties arising out of this grant, the vesting of Stock Units, any violation of section 409A that impacts this Stock Unit, or the transfer of Shares or other property in settlement of the Stock Units. In the event that the Company or the Employer (as defined below) is required to withhold taxes as a result of the grant or vesting of Stock Units, the transfer of Shares or other property in settlement of the Stock Units, or any subsequent sale of Shares issued in settlement of such Stock Units, you shall surrender a sufficient number of whole Shares as necessary to cover all required withholding taxes and required social security contributions at the time the restrictions on the Stock Units lapse. To the extent that any surrender of Shares for payment is insufficient, you authorize the Company and its Affiliates, which are qualified to deduct tax at source, to deduct all applicable required withholding taxes and social security contributions from your compensation. You agree to pay any amounts that cannot be satisfied from wages or other cash compensation, to the extent permitted by law.
(b) Regardless of any action the Company or the Employee's employer (the "Employer") takes with respect to any or all income tax, social security, payroll tax, payment on account, other tax-related withholding or information reporting ("Tax-Related Items"), the Employee acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by Employee is and remains the Employee's responsibility and that the Company and the Employer: (i) make no representations nor undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this grant of Stock Units, including the vesting of Stock Units, subsequent payment of Shares related to such Stock Units or the subsequent sale of any Shares acquired pursuant to such Stock Units; and (ii) do not commit to structure the terms or any aspect of this grant of Stock Units to reduce or eliminate the Employee's liability for Tax-Related Items. The Company may refuse to deliver Shares if the Employee fails to comply with the Employee's obligations in connection with the Tax-Related Items.

6.
Data Privacy Consent. The Employee consents, to the extent applicable law requires consent, to the collection, use and transfer, in electronic or other form, of the Employee's personal data by and among, as applicable, the Company and its Affiliates for the exclusive purpose of administering the Employee's participation in the Plan. The Employee understands that the Company, the Employer and their Affiliates hold certain personal information about the Employee, including name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or by the Employer, details of all options or any other entitlement to shares of stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in the Employee's favor for the purpose of administering the Plan ("Data"). The Employee understands that the Data may be transferred to third parties assisting in the administration of the Plan, that these recipients may be located in the Employee's country or elsewhere and that the recipient country may have different data privacy laws and protections than the Employee's country. The Employee may request a list with the names and addresses of any potential recipients of the Data, request information as to the nature of the Data provided to other parties, and withdraw the consent contained in this section, all by contacting the Financial Planning Department, and understands that refusing or withdrawing consent may affect his ability to participate in the Plan.

7.
Plan Information. The Employee acknowledges receipt of copies of the Plan and the Plan prospectus from the Company and agrees to receive shareholder information, including copies of any annual report, proxy statement and periodic report, from the investor relations section of the Company's website at http://www.costco.com. The Employee acknowledges that copies of the Plan, Plan prospectus, Plan information and shareholder information are also available upon written or telephonic request to the Financial Planning Department, 999 Lake Drive, Issaquah, WA 98027. If the Employee has received this or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

8.	Acknowledgment and Waiver. Employee agrees that:
(a) the Plan is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time unless otherwise provided in the Plan or this Agreement; and that the grant of Stock Units is discretionary and does not create any contractual or other right to receive future grants of Awards or other benefits in lieu of Awards, even if Awards have been granted repeatedly in the past;
(b) the Employee's participation in the Plan shall not create a right to further employment with the Company, does not create an employment contract with the Company, and shall not interfere with the ability of the Company to terminate the Employee's employment relationship at any time, with or without cause, and it is expressly agreed and understood that employment is terminable at the will of either party, insofar as permitted by law;

(c) the Stock Units and resulting benefits are an extraordinary item that is outside the scope of the Employee's employment contract, if any, and are not part of normal or expected compensation or salary for any purposes, including for purposes of calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments insofar as permitted by law;
(d) the future value of the Shares is unknown, may increase or decrease from the date of grant or vesting of the Stock Unit and cannot be predicted with certainty. No claim or entitlement to compensation or damages shall arise from termination of this grant of Stock Units or diminution in value of this grant of Stock Units resulting from changes in the value of the Company’s stock or the Employee's Termination by the Company (for any reason whatsoever and whether or not in breach of local labor laws) and the Employee irrevocably releases the Company from, and agrees not to pursue against the Company, any such claim that may arise; and
(e) upon the Employee’s Termination (whether or not such Termination constitutes a breach of local labor laws), the Employee's right to receive benefits shall be only as set forth in this Agreement; his Termination shall be effective at the date reasonably anticipated by the Company and the Employee that the Employee will no longer be employed at a level equal to or greater than 21% of his average level of services over the immediately preceding thirty-six month period. Employee’s Termination will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of "garden leave" or similar period pursuant to local law); and the Company shall have the exclusive discretion to determine when the Employee is no longer actively employed for purposes of this grant of Stock Units.

9.	Miscellaneous.
(a) Stock Units shall not be sold, encumbered, pledged or otherwise disposed of, whether voluntarily or by operation of law. The Company shall not be required to treat as the owner of Stock Units, or associated benefits hereunder, any transferee to whom such Stock Units or benefits shall have been so transferred in violation of this Agreement.
(b) The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.
(c) Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to the Employee at the Employee's address then on file with the Company.
(d) The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Employee with respect to that subject matter and may not be modified adversely to the Employee's interest except by means of a writing signed by the Company and the Employee. This Agreement is governed by the laws of the State of Washington. In the event of any conflict between the terms and provisions of the Plan and this Agreement, the Plan terms and provisions shall govern (subject to section 9(e)). Capitalized terms used but not defined in this Agreement have the meanings assigned to them in the Plan. Certain other important terms governing this contract are contained in the Plan. If issues of interpretation arise under this Agreement, the judgment of the Administrator shall be final.
(e) To the extent the Company determines that this Agreement is subject to section 409A, but does not conform with the requirements thereof, the Company may at its sole discretion amend or replace the Agreement to cause the Agreement to comply with section 409A.
(f) The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
PLEASE RETAIN THIS AGREEMENT FOR YOUR RECORDS
Oct 2014 rev.